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                                                                     Exhibit 3.1
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                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                       APERTUS TECHNOLOGIES INCORPORATED


                                   ARTICLE I.

     The name of the Corporation is Apertus Technologies Incorporated.


                                  ARTICLE II.

     The purposes of this Corporation are general business purposes.


                                  ARTICLE III.

     The Corporation shall possess all powers necessary to conduct any business in which it is authorized to engage, including but not limited to all those powers expressly conferred upon business corporations by Minnesota Statutes, together with those powers necessarily implied therefrom.


                                  ARTICLE IV.

     This Corporation shall have perpetual duration.


                                   ARTICLE V.

     The location and post office address of the registered office of this Corporation in Minnesota is 7275 Flying Cloud Drive, Eden Prairie, Minnesota 55344.


                                  ARTICLE VI.

     The total authorized capital of this Corporation is 30,000,000 shares of common stock, par value $.05 per share. There shall be no cumulative voting by the shareholders of the Corporation. The shareholders of the Corporation shall not have preemptive rights to subscribe for or acquire securities or rights to purchase securities of any kind, class or series of the Corporation.

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                                  ARTICLE VII.

     An action required or permitted to be taken at a meeting of the Board of Directors of this Corporation may be taken by a written action signed, or counterparts of a written action signed, in the aggregate, by all of the directors.


                                 ARTICLE VIII.

     The Board of Directors shall have the power, to the extent permitted by law, to adopt, amend or repeal the Bylaws of this Corporation, subject to the power of the shareholders to adopt, amend or repeal such Bylaws. Bylaws fixing the number of directors or their classifications, qualifications, or terms of office, or prescribing procedures for removing directors or filling vacancies in the Board may be adopted, amended or repealed only by the affirmative vote of the holders of 80% of the outstanding shares of Common Stock entitled to vote.

     The number of directors shall be no less than three nor more than twenty and shall be established by resolution of the Board of Directors. The number of directors may be increased or decreased from time to time by a resolution adopted by the holders of at least 80% of the outstanding shares of Common Stock entitled to vote. In case of any increase or decrease in the number of directors, the increase or decrease shall be distributed among the several classes of directors as equally as possible as shall be determined by the Board of Directors or by the holders of at least 80% of the outstanding shares of Common Stock entitled to vote at an election of directors may remove any or all of the directors from office at any time, with or without cause.

     Notwithstanding any other provisions of these Restated Articles of Incorporation or the Bylaws of the Corporation or the fact that a lesser percentage may be specified by law, these Restated Articles of Incorporation or the Bylaws of the Corporation, the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock entitled to vote shall be required to amend or repeal all or any portion of this Article IX; provided, however, that if the Continuing Directors shall by majority vote of all Continuing Directors have adopted a resolution approving the amendment or repeal proposal and have determined to recommend it for approval by the holders of Common Stock, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding Common Stock entitled to vote.

     The term "Common Stock" shall mean the Common Stock, par value $.05 per share, of the Corporation.

     The term "Continuing Director" shall mean any member of the Board of Directors of the Corporation who is unaffiliated with a Controlling Person and was a member of the Board prior to the time that the Controlling Person became a Controlling Person, and any successor of a Continuing Director who is unaffiliated

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with a Controlling Person and is recommended or elected to succeed a Continuing
Director by a majority of all Continuing Directors.

     The term "Controlling Person" shall mean any Person who beneficially owns a number of shares of Common Stock, whether or not such number includes shares not then issued, which exceeds a number equal to ten percent of the outstanding shares of Common Stock.

     The term "Person" shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization and any other entity or group.

                                  ARTICLE IX.

     A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 302A.550 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when this Article X became effective.

     If the Minnesota Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to me fullest extent permitted by the Minnesota Business Corporation Act, as so amended.

     Any repeal or modification of the foregoing provisions of this Article X by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

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